Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:                     Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Horizon Blue Cross Blue Shield of New Jersey Contact:    Thomas Vincz (media) - +1 973-466-6625
Thomas_Vincz@HorizonBlue.com

LabCorp and Horizon Blue Cross Blue Shield of New Jersey Renew
Their Long-Standing Strategic Relationship

•	LabCorp will remain the exclusive in-network clinical laboratory for the nearly 900,000 Medicaid members of Horizon Blue Cross Blue Shield of New Jersey (Horizon BCBSNJ).

•	LabCorp will continue as a preferred provider of laboratory services to all other Horizon BCBSNJ members.

NEWARK, N.J. & BURLINGTON, N.C. - November 8, 2018 - Horizon Blue Cross Blue Shield of New Jersey (Horizon BCBSNJ) and LabCorp® (NYSE: LH) have renewed their long-standing strategic relationship to provide comprehensive clinical laboratory services for the more than 3.8 million people enrolled in Horizon BCBSNJ health plans. LabCorp, which has been the exclusive in-network national clinical laboratory services provider for Horizon BCBSNJ managed care members for more than twenty years, will continue to serve as Horizon BCBSNJ’s exclusive in-network clinical laboratory services provider for its nearly 900,000 Medicaid members. Until January 1, 2019, LabCorp will remain the sole national laboratory for all Horizon PPO and Traditional members, and after that, LabCorp will continue as a preferred provider for those members.
“We are pleased to continue our status as the sole in-network laboratory for all Horizon BCBSNJ members,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “As the exclusive in-network laboratory for Horizon BCBSNJ’s Medicaid members and an in-network laboratory for all other Horizon BCBSNJ members, LabCorp can be a physician’s sole-source laboratory, providing significant convenience to their offices and patients, in addition to our growing suite of tools and services to make lab testing more convenient and powerful for patients and physicians.”
In connection with the renewal of their agreement, Horizon BCBSNJ and LabCorp will collaborate to enhance the laboratory experience for both members and physicians, reflecting their shared commitment to deliver high-quality, cost-effective care. The companies will work together on programs to help reduce overall costs, with a focus on implementing value-based care programs and transitioning more laboratory testing from out-of-network and higher-cost providers.
“Lab testing is an integral part of the patient health care experience, as physicians rely on timely and accurate results to make important diagnostic and treatment decisions,” noted Allen Karp, Executive Vice President for Healthcare and Transformation Management for Horizon BCBSNJ. “For more than twenty years, LabCorp has provided our members and physicians with high quality, cost-effective, innovative lab testing, and we are pleased that LabCorp will remain in-network for our full membership and as the exclusive provider of lab services for our Medicaid members.”

LabCorp offers a comprehensive test menu, along with broad patient access points in Horizon BCBSNJ’s service area and across the U.S. The company’s consumer-focused initiatives include the LabCorp at Walgreens patient service centers, which will expand to at least 600 locations over the next four years; the LabCorp|Patient online portal and LabCorp|PreCheck, which provide enhanced, online appointment scheduling; the LabCorp|Express tablet-based system for expedited check-in at LabCorp sites and access to LabCorp test results; the ability to view LabCorp test results in Health Record on iPhone®; and Pixel by LabCorp℠, offering consumer-initiated wellness testing featuring sample self-collection anytime and anywhere. For physicians, LabCorp offers a range of powerful tools to streamline test ordering, result delivery, billing, and EMR integration, and to provide customized reports to measure quality across the continuum of care.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Horizon Blue Cross Blue Shield of New Jersey
Horizon Blue Cross Blue Shield of New Jersey, the state’s oldest and largest health insurer is a tax-paying, not-for-profit health service corporation, providing a wide array of medical, dental, vision and prescription insurance products and services. Horizon BCBSNJ is leading the transformation of health care in New Jersey by working with doctors and hospitals to deliver innovative, patient-centered programs that reward the quality, not quantity, of care patients receive. Learn more at www.horizonblue.com. Horizon BCBSNJ is an independent licensee of the Blue Cross and Blue Shield Association serving more than 3.8 million members.

LabCorp Forward-Looking Statement
This press release contains forward-looking statements including statements about LabCorp’s customer contracts and relationships, future operations, financial results and opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and other unforeseen changes and general uncertainties in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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